Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

November 13, 2009

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
Registration Statement on Form S-3 Relating to $100,000,000 of Common Shares

Gentlemen:

We are acting as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the Securities Act”), with respect to Priority Class A common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), having an aggregate maximum offering price not to exceed $100,000,000.

In connection with the foregoing we have examined:

(i)	the Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

(ii)
the Articles of Amendment and Restatement of the Company, as amended and supplemented (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on October 28, 2009 and the Secretary of the Company on the date hereof;

(iii)	the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(iv)
the resolutions adopted by the Board of Trustees of the Company (the “Board”) by unanimous written consent dated November 13, 2009 (the “Resolutions”), relating to, among other things, the preparation and filing of the Registration Statement and any amendments thereto and the registration of the Securities under the Securities Act, as certified by the Secretary of the Company on the date hereof;

Board of Trustees
Hersha Hospitality Trust
November 13, 2009

(v)	a certificate of the SDAT as to the good standing of the Company, dated as of October 28, 2009 (the “SDAT Certificate”); and

(vi)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents we have considered necessary for the purposes hereof, we are of the opinion that:

1.             The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.             When (a) the Registration Statement has become effective under the Securities Act, (b) when the terms of the issuance and sale of the Common Shares have been duly established in conformity with the Charter and the Bylaws and (c) when the Common Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted by the Board of Trustees, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, the Common Shares will be validly issued, fully paid and non-assessable.

In expressing the opinion above, we have assumed that the Common Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof.  We also have assumed that, upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of shares of beneficial interest that the Company has authority to issue under the Charter.

Board of Trustees
Hersha Hospitality Trust
November 13, 2009

We do not purport to express an opinion on any laws other than the Maryland REIT Law.  Our opinion in paragraph 1 above is based solely on our review of the SDAT Certificate.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP